Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New York Municipal Value Fund, Inc.
811-05238


The annual meeting of shareholders was held in the offices of Nuveen Investments on March 30, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to May 8, 2012.

Voting results for March 30, 2012 are as follows:

    Common and Preferred
shares voting together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.

   For
             4,651,829
   Against
                325,605
   Abstain
                155,675
   Broker Non-Votes
             3,540,671
      Total
             8,673,780


To approve the new fundamental policy
relating to the Funds ability to make
loans.

   For
             4,603,604
   Against
                359,888
   Abstain
                169,617
   Broker Non-Votes
             3,540,671
      Total
             8,673,780

Proxy materials are herein
incorporated by reference
to the SEC filing on March 1,
2012, under
Conformed Submission Type
DEF 14A, accession
number 0001193125-12-092168